        Exhibit 4.6
Execution Version
THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 16, 2024, among King Snake Royalty LLC, a Texas limited liability company (“King Snake”), Sidewinder Snake Royalty LLC, a Texas limited liability company (together with King Snake, the “Guaranteeing Subsidiaries”), each an indirect subsidiary of Viper Energy, Inc., a Delaware corporation (the “Company”), the Company, Viper Energy Partners LLC, a Delaware limited liability company, Queen Snake Royalty LLC, a Delaware limited liability company, Mamba Royalty LP, a Delaware limited partnership, Moccasin Royalty LLC, a Delaware limited liability company, and Computershare Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented to the date hereof, the “Indenture”), dated as of October 19, 2023, providing for the issuance of 7.375% Senior Notes due 2031 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);
WHEREAS, the Company is delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the execution and delivery of this Supplemental Indenture is authorized and permitted by the Indenture; and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of Notes.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Trustee and the other parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. Subject to Article 10 of the Indenture, the Guaranteeing Subsidiaries, jointly and severally with the other Guarantors, unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that: (1) the principal of, premium on, if any, and interest, if any, on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee under the Indenture or the Notes will be promptly paid in full or performed, all in accordance with the terms of the Indenture and the Notes; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
4.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or Portable Document Format (“PDF”) transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GUARANTEEING SUBSIDIARIES:

KING SNAKE ROYALTY LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

SIDEWINDER SNAKE ROYALTY LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

ISSUER:

VIPER ENERGY, INC.

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

OTHER GUARANTORS:

VIPER ENERGY PARTNERS LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

QUEEN SNAKE ROYALTY LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

Signature Page to Third Supplemental Indenture (7.375% Senior Notes due 2031)

MAMBA ROYALTY LP

By: Moccasin Royalty LLC, its general partner

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

MOCCASIN ROYALTY LLC

By: /s/ Travis D. Stice
Name:    Travis D. Stice
Title:    Chief Executive Officer

Signature Page to Third Supplemental Indenture (7.375% Senior Notes due 2031)

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By: /s/ David S. Pickett
Name: David S. Pickett
Title: Assistant Vice President

Signature Page to Third Supplemental Indenture (7.375% Senior Notes due 2031)